Exhibit 10.1

ACQUIROR SUPPORT AGREEMENT

This ACQUIROR SUPPORT AGREEMENT, dated as of April 14, 2021 (this “Agreement”), by and among ROTH CH ACQUISITION II CO., a Delaware corporation (“ROCC”), RESERVOIR HOLDINGS, INC., a Delaware corporation (the “Company”), and each of the stockholders of ROCC whose names appear on the signature pages of this Agreement (each, a “Founder” and, collectively, the “Founders”).

WHEREAS, the Company, ROCC, Roth CH II Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of ROCC (“Merger Sub”) and certain other persons propose to enter into, simultaneously herewith, an agreement and plan of merger (the “APM”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the APM), a copy of which has been made available to each Founder, which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned subsidiary of ROCC;

WHEREAS, as of the date hereof, each Founder owns of record the number of shares of ROCC Common Stock as set forth opposite such Founder’s name on Exhibit A hereto (all such shares of ROCC Common Stock and any shares of ROCC Common Stock of which ownership of record or the power to vote is hereafter acquired by the Founders prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, in order to induce ROCC, Merger Sub and the Company to enter into the APM, the Founders are executing and delivering this Agreement to ROCC, Merger Sub and the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, each of the Founders (severally and not jointly), the Company and ROCC hereby agrees as follows:

1. Agreement to Vote. Each Founder, by this Agreement, with respect to its Shares, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as the Company may reasonably request in connection therewith) to vote at any meeting of the stockholders of ROCC, and in any action by written consent of the stockholders of ROCC to approve the APM, all of such Founder’s Shares (a) in favor of the approval and adoption of the APM, the transactions contemplated by the APM and this Agreement, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the APM and considered and voted upon by the stockholders of ROCC (including the Voting Matters (as defined in the APM)) and (c) against any action, agreement or transaction (other than the APM or the transactions contemplated thereby) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of ROCC under the APM or that would reasonably be expected to result in the failure of the transactions contemplated by the APM from being consummated. Each Founder acknowledges receipt and review of a copy of the APM.

2. Transfer of Shares. Each of the Founders agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), assign, lien, pledge, hedge, swap, encumber or otherwise dispose of any of the Shares or otherwise agree to do any of the foregoing (collectively, “Transfer”), (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or Transfer (including by operation of law) or other disposition of any Shares (unless the transferee agrees to be bound by this Agreement) or (d) take any action that would make any representation or warranty of the Founder contained herein untrue or incorrect or have the effect of preventing or disabling the Founder from performing its obligations hereunder; provided, however, that nothing herein shall prohibit a Transfer by the Founder to an Affiliate of the Founder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the Founder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 2 shall not relieve the Founder of its obligations under this Agreement. Any Transfer in violation of this Section 2 with respect to the Founder’s Shares Covered Shares shall be null and void.

3. Representations and Warranties. Each Founder, severally and not jointly, represents and warrants for and on behalf of itself to the Company as follows:

(a) The execution, delivery and performance by such Founder of this Agreement and the consummation by such Founder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law or Order applicable to such Founder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of such Founder) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Founder’s Organizational Documents.

(b) Such Founder owns of record and has good, valid and marketable title to the Shares set forth opposite the Founder’s name on Exhibit A free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the Organizational Documents of such Founder) and has the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such Shares, and such Founder does not own, directly or indirectly, any other Shares.

(c) Such Founder has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Founder.

4. Termination. This Agreement and the obligations of the Founders under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time (as defined in the APM); (b) the termination of the APM in accordance with its terms; and (c) the mutual agreement of the Company and ROCC. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that if this Agreement is terminated pursuant to clause (a) of this Section 4, Section 5(b) shall survive until the expiration of the transfer restrictions described in Section 5(a) of the Letter Agreements; provided, further, any such termination or expiration pursuant to this Section 4 shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

5. Letter Agreements.

(a)	The letter agreements, dated December 10, 2020, between ROCC and each Founder (collectively, the “Letter Agreements”) remain in full force and effect. Each Founder agrees not to (and not to seek to) amend, modify, waive any provision of, terminate or otherwise compromise in any way, its Letter Agreement.

(b)	ROCC and each Founder agrees that Section 16 of the Letter Agreement to which such Founder is a party is hereby amended to provide that Section 5(a) of such Letter Agreement shall terminate upon the expiration of the transfer restrictions described in Section 5(a) of such Letter Agreement.

6. Miscellaneous.

(a) Except as otherwise provided herein or in any Transaction Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6(b)):

If to ROCC:

Roth CH Acquisition II Co.
888 San Clemente Drive, Suite 400
Newport Beach, CA 92660
Attention: Byron Roth
E-mail: broth@roth.com

with a copy to:

Loeb & Loeb
345 Park Avenue, 19th Floor
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com

If to the Company, to:

Reservoir Holdings, Inc.
75 Varick Street, 9th Floor
New York, NY 10013
Attention: Golnar Khosrowshahi, Jeff McGrath

E-mail: gk@reservoir-media.com and jm@reservoir-media.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Jeffrey D. Marell, Esq.
E-mail: jmarell@paulweiss.com

If to a Founder, to the address set forth for Founder on the signature pages hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Founder shall be liable for the breach by any other Founder of this Agreement.

(f) The parties hereto agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(g) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All actions, suits or proceedings (collectively, “Action”) arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (i) submit to the to the exclusive jurisdiction of the above-named courts for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j) This Agreement shall not be effective or binding upon any Founder until such time as the APM is executed.

(k) If, and as often as, there are any changes in ROCC or the ROCC Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to ROCC, such Founder and the Shares as so changed.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (l).

(m) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the Founder or ROCC under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ROTH CH ACQUISITION II CO.

By:	/s/ Byron Roth
Name:	Byron Roth
Title:	Chief Executive Officer

RESERVOIR HOLDINGS, INC.

By:	/s/ Golnar Khosrowshahi
Name:	Golnar Khosrowshahi
Title:	Chief Executive Officer

FOUNDERS

CR FINANCIAL HOLDINGS, INC.

By:	/s/ Byron Roth
Name:	Byron Roth
Title:	Chief Executive Officer
Address:	888 San Clemente Drive, Suite 400 Newport Beach, CA 92660

CHLM SPONSOR-1 LLC

By:	/s/ Steve Dyer
Name:	Steve Dyer
Title:	Chief Executive Officer
Address:	222 South 9th Street, Suite 350 Minneapolis, MN 55402

AMG TRUST ESTABLISHED JANUARY 23, 2007

By:	/s/ Aaron Gurewitz
Name:	Aaron Gurewitz
Title:	Trustee
Address:	888 San Clemente Drive, Suite 400 Newport Beach, CA 92660

By:	/s/ Byron Roth
Name:	Byron Roth
Address:	888 San Clemente Drive, Suite 400 Newport Beach, CA 92660

By:	/s/ Gordon Roth
Name:	Gordon Roth
Address:	888 San Clemente Drive, Suite 400 Newport Beach, CA 92660

[Signature Page to Acquiror Support Agreement]

By:	/s/ John Lipman
Name:	John Lipman
Address:	222 South 9th Street, Suite 350 Minneapolis, MN 55402

By:	/s/ Theodore Roth
Name:	Theodore Roth
Address:	888 San Clemente Drive, Suite 400 Newport Beach, CA 92660

By:	/s/ Louis J. Ellis III
Name:	Louis J. Ellis III
Address:	888 San Clemente Drive, Suite 400 Newport Beach, CA 92660

By:	/s/ Nazan Akdeniz
Name:	Nazan Akdeniz
Address:	888 San Clemente Drive, Suite 400 Newport Beach, CA 92660

By:	/s/ Molly Montgomery
Name:	Molly Montgomery
Address:	c/o Roth CH Acquisition I Co. 888 San Clemente Drive, Suite 400 Newport Beach, CA 92660

By:	/s/ Adam Rothstein
Name:	Adam Rothstein
Address:	c/o Roth CH Acquisition I Co. 888 San Clemente Drive, Suite 400 Newport Beach, CA 92660

HAMPSTEAD PARK CAPITAL MANAGEMENT, LLC

By:	/s/ Daniel Friedberg
Name:	Daniel Friedberg
Title:	Managing Member
Address:	c/o Roth CH Acquisition I Co. 888 San Clemente Drive, Suite 400 Newport Beach, CA 92660

[Signature Page to Acquiror Support Agreement]

EXHIBIT A

THE FOUNDERS

Founder	Shares of ROCC Common Stock
CR FINANCIAL HOLDINGS, INC.	2,068,252
CHLM SPONSOR-1 LLC	332,362
AMG TRUST ESTABLISHED JANUARY 23, 2007	30,425
Byron Roth	115,748
Gordon Roth	23,811
John Lipman	297,638
Theodore Roth	13,228
Molly Montgomery	88,189
Adam Rothstein	88,189
HAMPSTEAD PARK CAPITAL MANAGEMENT, LLC	88,189
Nazan Akdeniz	1,984
Louis J. Ellis III	1,984